EXHIBIT 99.1

SOURCECORP, Incorporated Updates Prior Guidance;

Comments on New Business Wins

DALLAS, Texas (January 21, 2005) – SOURCECORP, Incorporated (NASDAQ: SRCPE) today announced that it is updating its guidance for the second half of 2004 and is providing guidance for 2005.

Second Half 2004 Financial Guidance Update

As previously reported, the Company is engaged in an investigation of one of its operating subsidiaries. The Company is providing guidance for the second half of 2004 rather than actual results because the investigation is not complete and is ongoing. The Company expects to provide third quarter results upon completion of the investigation and fourth quarter and full year 2004 results by the required reporting deadlines; however, as the investigation is not yet complete, no assurance can be given that such deadlines will be achieved.

The following guidance includes external legal and investigation costs of $0.08 per share during this period related to the internal investigation the Company previously announced on October 27, 2004, focused on one of its operating subsidiaries.

For the period July 1, 2004 through December 31, 2004, the Company’s estimated revenue from continuing operations is approximately $190 to $192 million versus the previously provided estimated range of $190 to $195 million. The Company is revising its estimated earnings per share from continuing operations to $0.43 to $0.46 versus the previously provided estimated range of $0.50 to $0.58. The adjustments to estimated earnings are attributable to, among other things, increased investigation expenses, additional Sarbanes Oxley compliance costs, and putative class action lawsuit impact. Operating cash flow for the same period is estimated to be approximately $33 million to $35 million versus the $20 million to $25 million prior estimate principally due to accounts receivable collections, lower than previously anticipated tax payments, and other working capital items. In addition, the Company is reducing its estimated loss per share from discontinued operations during the same period in connection with the Company’s previously reported divestiture program from a range of $0.02 to $0.04 loss per share to $0.01 loss per share.

Factors that may cause actual results to deviate from such estimates include results of the completion of the Company’s internal investigation and related restatement of prior period financial results.

2005 Financial Guidance

The Company is providing financial guidance for 2005 relating to its continuing operations. The guidance includes external legal and investigation expenses of $0.09 per share related to the Company’s estimated costs of finalizing its previously announced internal investigation and certain related litigation expenses, but such

© 2004 SOURCECORP, Inc. All rights Reserved

guidance specifically excludes any other direct or indirect effects or impact on the Company’s financial results from the Company’s internal investigation, including, but not limited to, any associated penalties or potential customer remediation action and positive effects, if any, prior period restatements may have on 2005 financial results.

For the 2005 fiscal period, the Company estimates that revenue from continuing operations will approximate $400 to $425 million and estimates that earnings per share from continuing operations will be in the range of $1.35 to $1.55 per share. Operating cash flow for the same period is estimated to be approximately $35 to $50 million, depending upon, among other things, changes in working capital. In addition, the Company estimates that it may incur an additional $0.01 to $0.02 loss per share from discontinued operations during 2005 in connection with the planned divestiture of a small operating subsidiary. Factors that may cause actual results to deviate from such revenue, earnings and cash flow estimates include, but are not limited to, variance from expected implementation costs associated with new contracts, variance from expected revenues or costs associated with existing contracts, the timing of commencement of new projects and sales results.

New Business Wins

During the quarter ended December 31, 2004, the Company closed or renewed contracts currently expected to produce revenue over the terms of the contracts of approximately $72 million, though no assurance can be given that actual revenues realized under these contracts will match such estimate. This marks the fourth consecutive quarter of contract wins in excess of $50 million of expected revenue over the terms of the contracts, as compared to approximately $30 million per quarter in 2002 and 2003.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India. SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com.The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, the statements relating to the anticipated impact of adjustments to our restated financial statements and our ongoing investigation, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the uncertainty of completing our investigation in a timely manner and the actual costs and results of such

© 2004 SOURCECORP, Inc. All rights Reserved

investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP: Barry Edwards, EVP & Chief Financial Officer: 214.740.6690

© 2004 SOURCECORP, Inc. All rights Reserved